Filed Pursuant to Rule 433

Registration Statement No. 333-156305

January 16, 2009

The Korea Development Bank

US$2,000,000,000 8.0% Notes due 2014 (the “Notes”)

Final Term Sheet

January 16, 2009

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR ($)

Issue size	US$2,000,000,000

Maturity date	January 23, 2014

Settlement date

On or about January 23, 2009, which will be the fourth business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet, because the Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	8.0% per annum (payable semi-annually)

Interest payment dates	January 23 and July 23 of each year, commencing on July 23, 2009 and with interest accruing from January 23, 2009

Public offering price	99.145%

Gross proceeds	US$1,982,900,000

Underwriting discounts	0.5%

Selling concession	0.3%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$1,972,900,000

Denominations	US$100k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application has been made to list the Notes on the Singapore Exchange Securities Trading Limited

Governing Law	New York

Fiscal Agent	The Bank of New York Mellon (formerly known as The Bank of New York)

CUSIP	500630 BQ0

ISIN	US500630BQ06

Ratings	Aa3 / A / A+ (Review for possible downgrade / Negative / Negative)

Joint Bookrunners	BNP Paribas Securities Corp., Deutsche Bank AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Royal Bank of Scotland plc

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/869318/000119312509006524/d424b5.htm.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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